                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


                            NAME                                   JURISDICTION OF INCORPORATION
-------------------------------------------------------------      -----------------------------
IMS Industries Inc. (formerly IMS Borrower, Inc.)                            Delaware

IMS Moldco, Inc.                                                             Delaware

IMS International Manufacturing Services (Hong Kong) Limited                 Hong Kong
(formerly Maxtor (Hong Kong) Limited)

IMS International Manufacturing Services, Limited                         Cayman Islands

IMS International Manufacturing Services (Thailand) Limited                  Thailand

Dongguan IMS Electronics Ltd.                                                  China

IMS International Manufacturing Services de Monterrey,                         Mexico
S. de R.L. de C.V.